Exhibit 10.18

September 5, 1996


Mr. Alan I. Fraser
14403 Donna Lane
Saratoga, CA  95070

Dear Alan:

On behalf of Digital Link Corporation (the "Company") Board of
Directors, I am extremely pleased to offer you the position of President and Chief Executive Officer of the Company. The terms offered are as follows:

1. Your biweekly salary will be $11,538.47 and will be subject to an annual review starting January, 1998. Starting next year you will be eligible to earn up to 35% of your base salary as an annual bonus based on targets. Generally eighty per cent
(80%) of this bonus is based upon meeting the fiscal years
Company targeted revenues and operating income and 20% is at the Board's discretion. The structure and criterion of bonus may be changed at any time by the Compensation Committee. Executive bonuses are payable after the first Board of Directors' meeting following the close of the fiscal year which is the calendar year. You must be an employee of Digital Link at the time the bonus is paid. You will not qualify for any bonus for the remainder of 1996. You will also be eligible to participate in the regular health insurance and other employee benefit plans established by the Company for its employees from time to time. A brief summary of the benefits currently offered by the company, entitled Flexible Benefit Program, is attached.

2. Digital Link will pay a car allowance of $250.00 per month plus $.20 per mile for actual business related auto travel.

3. The Company will pay you a $45,000 sign-on bonus on the date you begin employment with the Company. This bonus is non refundable as long as you stay as an active employee of the Company for at least 90 days.

4. The Board of Directors of the Company will grant you an option to purchase up to 370,000 shares of common stock of the Company under the 1992 Equity Incentive Plan at the current fair market value of the Company's common stock. The shares you will be given the opportunity to purchase will vest at the rate of 25% one year from the date of the grant, and then ratably over the following 36 months as long as you remain employed by the Company. You also qualify for additional stock options under annual review starting January 1998.

5. The Company will loan you $250,000 on the date you begin employment, to be repaid at the end of 36 months along with the entire interest payment, except as provided below. The per annum interest rate will be the IRS related party interest rate on the date of the loan.

     If you sell any shares of Digital Link common stock prior to the end of the 36 months period, the proceeds of the sales must first be applied to the repayment of the loan. Your options and shares (upon exercise) will be the collateral for repayment of the loan. You will have to sign a separate full recourse promissory note and security agreement to document these obligations.

6. As the CEO, you will be elected to the Company's Board of Directors as of your first date of employment.

7. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop or have access to information or inventions which will be the property of the Company. To protect the interests of the Company, you will be required to sign the Company's standard Invention Assignment and Proprietary
Information Agreement as a condition of your employment. A copy of this agreement is attached for your review. We wish to remind you not to bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to your former employers.

8. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means that the employment relationship may be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision of this letter) should be regarded by you as ineffective. unless written and signed by the Chairperson of the Board. Participation in any Company benefit program is not to be regarded as an assurance of continued employment for any particular period of time.

9. In the event of termination by Digital Link of your active services with Digital Link other than for cause (cause or other than cause to be determined by the Board of Directors of the Company) you will have a consulting contract with the Company for up to the next twelve months. During these twelve months you will be a consultant and will be paid full base salary and benefits and the stock options will continue to vest. In the event that you are employed elsewhere during the period, your salary will discontinue upon start of alternate work but your stock vesting will be continued. You in return agree not to compete with the Company for the twelve month consulting period after termination of your active employment with the Company.

10. In the event your position is eliminated due to the Company being acquired by another company, you will have a consulting contract with the acquirer, for up to the next twelve months after termination. During these twelve months you will be a consultant and will be paid full base salary and benefits and the stock options will continue to vest. In the event that you are employed elsewhere during the period, your salary will stop upon start of alternate work but your stock vesting will be continued. You in return agree not to compete with the Company or its acquirer for the twelve month consulting period after termination of your active employment with the acquirer.

11. The Immigration Reform and Control Act of 1986 requires you, within three business days of hire, to present documentation demonstrating that you have authorization to work in the United States. Acceptable documentation is shown on the enclosed form titled Employment Eligibility Verification (Form I-9). Please bring this form to work along with the appropriate documentation. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our Human Resources department.

12. You and the Company agree that any dispute or claim of any nature arising between us, other than claims for worker's compensation or unemployment benefits, shall be submitted to final and binding arbitration before a single neutral arbitrator. The arbitrator shall be selected according to the commercial arbitrator selection procedures of the American Arbitration Association, and his or her fees shall be shared equally by the parties. The arbitrator shall decide any such claim and may grant any relief authorized by law. The arbitrator shall issue a written award and opinion. Nothing contained herein shall preclude you or the Company from seeking a temporary injunction or other provisional relief where appropriate. This agreement is governed by the California arbitration statute, Code of Civil Procedure 1280 et seq.

13. As an acceptance of the offer, please sign below and return a copy of this letter to myself by September 12, 1996, after which date this offer will expire, unless extended in writing by the Company. Your signature will acknowledge that you have read, understood and agree to the terms and conditions of this offer. We would like your first day of employment be no later than September 30, 1996.

I have received and had access to all the information I need to make an informed decision in respect to employment by the Company. I accept the offer of employment stated in this letter and expect to begin employment on September 30, 1996.

 \s\ Alan Fraser                    September 10, 1996
Signature                           Date

We look forward to welcoming you to the Company.

Sincerely,





\s\ Vinita Gupta

Vinita Gupta
Chairperson of the Board